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Exhibit 99.1
NEWS
RELEASE

      SEMCO ENERGY
    28470 13 Mile Road,
Farmington Hills, MI 43884

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-702-6000 Ext. 6240

Media Contact: Francis R. Lieder
Director of Corporate Communications
Phone: 810-987-2200 Ext. 4186
FAX: 810-989-4098
E-mail: francis.lieder@semcoenergy.com

SEMCO ENERGY REPORTS THIRD QUARTER 2003 RESULTS
Announces Intention to Sell Construction Services Business
Revises Previous Earnings Guidance

        Farmington Hills, MI, November 12, 2003—SEMCO ENERGY, INC. (NYSE: SEN) today reported a net loss of $24.8 million, or $1.07 per share, for the third quarter of 2003 compared to a net loss of $7.0 million, or $0.38 per share, for the third quarter of 2002. The most significant items contributing to the loss were non-cash charges totaling $20.5 million for impairment of goodwill and equipment at the Company's Construction Services Business which, after adjusting for income taxes, increased the Company's net loss for the quarter ended September 30, 2003 by approximately $17.4 million, or $0.75 per share. The Company's Gas Distribution Business had operating income of $1.0 million during the third quarter of 2003, compared to an operating loss of $0.7 million for the third quarter of 2002, while the Company's Construction Services Business had an operating loss of $21.2 million, including the impairment charges of $20.5 million, for the third quarter of 2003 compared to operating income of $0.6 million for the third quarter of 2002. The Company's Information Technology Services Business and its Propane, Pipelines and Storage Business reported operating income of $0.1 million and $0.2 million, respectively, for the third quarter of 2003, which were essentially unchanged from the third quarter of 2002.

        Marcus Jackson, Chairman, President and Chief Executive Officer, said, "The quarterly operating results of our Gas Distribution Business, which improved year over year, reflect the fundamental strength of that business. However, the continuing challenges faced by EnStructure, our pipeline construction services business, have continued to adversely affect our overall financial results. After thoroughly reviewing a number of strategic alternatives, the Board of Directors has instructed management to pursue a sale of EnStructure.

        "We continue to believe that EnStructure is a good business which, with an appropriate ownership structure, has significant potential. We are convinced that a sale of EnStructure to a suitable buyer will benefit the customers and employees of Enstructure."

        "Moreover, such a sale—which is consistent with the back-to-basics strategy we have been pursuing over the past two years—would enable SEMCO to focus substantially all of our resources on our core Gas Distribution Business, to strengthen our financial position, and, in turn, to position the Company to achieve our overriding objective of building value for SEMCO shareholders."

IMPAIRMENT ANALYSIS

        The analysis of the Construction Services Business for impairment of goodwill and assets, which resulted in the $20.5 million charge, was conducted based on numerous factors. First, the third quarter 2003 operating results of the Construction Services Business were well below the Company's expectations and management subsequently determined that profits were unlikely in the near term. Second, the underground gas distribution construction industry has continued to produce weak results due to generally soft economic conditions and increased competition. Third, several of the Company's construction customers have continued to delay projects. The Company now believes the above-mentioned conditions will continue for a longer period than previously anticipated. In light of these and other factors, management recognized that the value of the Construction Services Business had likely deteriorated and engaged a nationally recognized appraisal company to perform an evaluation in order to determine if there was an impairment of assets or goodwill. Based on that evaluation, the Company recognized an impairment of goodwill at the Construction Services Business, which reduced the Company's net income by $15.6 million, and an impairment of equipment at the Construction Services Business, which reduced net income by $1.8 million. As of September 30, 2003, after recording the impairment charges, the book value of the Construction Services Business's assets was approximately $40 million.

INTEREST EXPENSE AND DIVIDENDS ON TRUST PREFERRED SECURITIES

        An increase in interest expense due primarily to higher long-term debt levels also contributed to the increased loss for the third quarter of 2003, when compared to the same period in 2002. Dividends on trust preferred securities incurred after July 1, 2003 are also reflected in interest expense in accordance with a new accounting pronouncement, which also requires that these trust preferred securities be classified as long-term debt. Dividends on trust preferred securities incurred prior to July 1, 2003 are reflected separately in the Company's statement of operations. However, the dividends on trust preferred securities incurred in the third quarter of 2003 were lower than those incurred in the third quarter of 2002 as a result of the retirement of approximately $101 million of trust preferred securities associated with the Company's FELINE PRIDES securities.

YEAR-TO-DATE RESULTS

        For the nine months ended September 30, 2003, the Company had a net loss of $34.8 million, or $1.71 per share, compared to net income of $4.4 million, or $0.24 per share, for the nine months ended September 30, 2002. The decrease in year-to-date results was due primarily to the same items that contributed to the decrease in quarterly results, as well as the debt exchange and extinguishments costs incurred during the second quarter of 2003, which reduced net income by $15.6 million, and a significant decrease in the operating results of the Company's Construction Services Business, which is discussed in more detail in the Business Segment Results section below.

TWELVE MONTHS-TO-DATE RESULTS

        For the twelve months ended September 30, 2003, the Company had a net loss of $30.2 million, or $1.52 per share, compared to a net loss of $1.1 million, or $0.06 per share, for the twelve months ended September 30, 2002. The decrease in results for the twelve months ended September 30, 2003 was caused in part by the same factors contributing to the decrease in year-to-date results described above. In addition, results for the twelve months ended September 30, 2002, included losses from discontinued operations, restructuring charges, asset impairments and other unusual items, which in the aggregate amounted to $10.8 million. A significant decrease in operating results for the Company's Construction Services Business also contributed to the reduction in earnings for the twelve months ended September 30, 2003, when compared to the same period of the prior year.

IMPACT OF WEATHER

        Temperatures during the three- and nine-month periods ended September 30, 2003 were warmer than normal in Alaska. During the third quarter of 2003, temperatures in Michigan were warmer than normal, while during the nine months ended September 30, 2003, temperatures in Michigan were colder than normal. The Company has estimated that the combined variations from normal temperatures in Alaska and Michigan decreased net income by approximately $0.3 million during the third quarter of 2003 and by approximately $0.2 million during the nine months ended September 30, 2003. By comparison, during the three months and nine months ended September 30, 2002, temperatures were warmer than normal in both Alaska and Michigan. The Company has estimated that variations from normal temperatures in Alaska and Michigan combined decreased net income for the three months and nine months ended September 30, 2002 by approximately $0.6 million and $2.2 million, respectively.

EARNINGS GUIDANCE

        The Gas Distribution Business continues to perform better than originally expected. However, as a result of the impairment charges and lower than expected results for the Construction Services Business for the third quarter of 2003, the Company has revised its earnings outlook for the year 2003. The Company now expects to report a loss between $1.23 and $1.28 per share. This estimate includes one-time debt exchange and extinguishments costs of $0.69 per share and non-cash asset and goodwill impairment charges of $0.77 per share. Excluding these two items, earnings per share for 2003 are expected to be between $0.18 and $0.23 per share. The Company expects to provide earnings guidance for 2004 in mid-December.

BUSINESS SEGMENT RESULTS

        GAS DISTRIBUTION

        The Gas Distribution Business reported operating income of $1.0 million during the third quarter of 2003 compared to an operating loss of $0.7 million during the third quarter of 2002. The improvement was due primarily to a $2.3 million increase in gas sales margin and a $0.6 million increase in gas transportation revenue, partially offset by a $1.3 million increase in operating expenses. The increase in gas sales margin was due primarily to an increase in customer rates authorized by the Michigan Public Service Commission (MPSC) effective in May 2003 for customers in service areas under the MPSC's jurisdiction, and the impact of colder temperatures, partially offset by the impact of a reduction in customer rates, effective in September 2002, at ENSTAR, the Company's Alaska-based gas distribution operation. The increase in gas transportation revenue was due primarily to an increase in gas deliveries at ENSTAR. The increase in operating expenses was due primarily to increases in employee benefit costs, including health care expense, pension expense and retiree medical expense, commercial insurance costs and uncollectible customer accounts.

        Operating income for the nine months ended September 30, 2003 was $37.6 million compared to $38.0 million for the nine months ended September 30, 2002. The items contributing to the decrease were a $3.5 million increase in operating expenses, partially offset by a $1.8 million increase in gas sales margin and a $1.3 million increase in gas transportation and other operating revenues. The increase in operating expenses was due primarily to increases in employee benefit costs, including health care expense, pension expense and retiree medical expense, commercial insurance costs and uncollectible customer accounts. The primary items contributing to the increase in gas sales margin were the customer rate increase authorized by the MPSC, the addition of new customers and the impact of colder temperatures, partially offset by the decrease in customer rates at ENSTAR and a decrease in gas cost savings realized. The increase in gas transportation revenue and other operating revenues was due primarily to an increase in gas deliveries at ENSTAR and increases in miscellaneous customer charges.

        The Gas Distribution Business had 384,930 customers at September 30, 2003 compared to 377,845 at September 30, 2002. The volume of gas sold and transported during the three months ended September 30, 2003 and 2002 was 17.9 Bcf and 15.6 Bcf, respectively. During the nine months ended September 30, 2003 and 2002, the volume of gas sold and transported was 81.1 Bcf and 76.8 Bcf, respectively.

        CONSTRUCTION SERVICES

        The Construction Services Business reported an operating loss of $21.2 million for the third quarter of 2003 compared to operating income of $0.6 million for the third quarter of 2002. For the first nine months of 2003, the Construction Services Business reported an operating loss of $26.7 million compared to operating income of $1.2 million for the nine months ended September 30, 2002. The operating losses for the three and nine months ended September 30, 2003 include the $20.5 million in non-cash charges discussed previously for the impairment of goodwill and equipment. Operating revenue for the third quarter of 2003 and 2002 was $25.9 million and $33.9 million, respectively. Operating revenue for the first nine months of 2003 and 2002 was $60.8 million and $96.0 million, respectively.

        The decrease in revenues and operating results is due primarily to a significant reduction in work levels when compared to last year. The Construction Services Business has bid on numerous projects in 2003 but has not experienced the expected level of success in being awarded these projects due to increased competition in the industry. Furthermore, a number of the Construction Services Business's customers have delayed various projects. Margins are also lower than normal due to decreased market demand, which increased competition for the lower level of available work. The southern division of the Construction Services Business was also affected by unusually high levels of rainfall during the second quarter of 2003, which interrupted work execution for extended periods of time and contributed to the decrease in operating results during the nine months ended September 30, 2003. In addition, temperatures were colder than normal in the northern regions of the United States during the first quarter of 2003. As a result, frost conditions inhibited construction activity and lowered productivity levels during the entire first quarter of 2003, which also contributed to the decrease in operating results during the nine months ended September 30, 2003.

        INFORMATION TECHNOLOGY

        The operating income of the Information Technology Services Business for the third quarter of 2003 was $0.1 million, which was essentially unchanged from the third quarter of 2002. Operating income for the first nine months of 2003 and 2002 was $0.5 million and $0.4 million, respectively. The increase in operating income was due primarily to reductions in overhead and marketing costs.

        Operating revenue was $2.3 million during the third quarter of 2003 and $2.5 million during the third quarter of 2002. Operating revenue for the first nine months of 2003 and 2002 was $6.7 million and $7.1 million, respectively.

        PROPANE, PIPELINES AND STORAGE

        The Propane, Pipelines and Storage Business reported operating income of $0.2 million for the third quarter of 2003, which was essentially unchanged from the third quarter of 2002. Operating income for the nine months ended September 30, 2003 was $1.4 million compared to $1.2 million for the nine months ended September 30, 2002. The increase was due primarily to colder temperatures, which increased propane sales and margins, and a decrease in operating expenses and business taxes.

        Operating revenue was $1.2 million for the three months ended September 30, 2003 and $1.1 million for the three months ended September 30, 2002. Operating revenue during the first nine months of 2003 and 2002 was $5.4 million and $4.8 million, respectively.

        SEMCO ENERGY, Inc. is a diversified energy and infrastructure company that distributes natural gas to approximately 385,000 customers in Michigan and Alaska. It also owns and operates businesses involved in natural gas pipeline construction services, propane distribution and intrastate pipelines and natural gas storage in various regions of the United States. In addition, it provides information technology and outsourcing services, specializing in the mid-range computer market.

        The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statement include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.

# # #

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003	2002	2003	2002
Financial Summary
Operating revenues	$73,234	$72,693	$379,863	$334,704	$526,124	$467,232
Goodwill impairment charge	17,649	—	17,649	—	17,649	—
Restructuring and asset impairment charges	2,825	—	2,825	—	2,825	6,103
Other operating expenses	73,654	73,039	349,017	296,090	477,183	410,073

Operating income (loss)	(20,894)	(346)	10,372	38,614	28,467	51,056
Other income and (deductions)
Interest expense	(12,291)	(7,951)	(29,300)	(23,102)	(37,466)	(31,076)
Debt exchange and extinguishment costs	—	—	(24,030)	—	(24,030)	—
Other	673	694	2,152	1,728	2,662	2,353

Total other income and (deductions)	(11,618)	(7,257)	(51,178)	(21,374)	(58,834)	(28,723)
Income tax (expense) benefit	7,671	2,740	10,308	(6,428)	6,597	(9,238)
Minority interest—dividends on trust preferred securities, net of income taxes(a)	—	(2,151)	(4,300)	(6,451)	(6,450)	(8,603)

Income (loss) from continuing operations	(24,841)	(7,014)	(34,798)	4,361	(30,220)	4,492
Income (loss) from discontinued operations, net of income taxes	—	—	—	—	10	(5,564)

Net income (loss) available to common shareholders	$(24,841)	$(7,014)	$(34,798)	$4,361	$(30,210)	$(1,072)

Earnings per share—basic
Net income (loss) from continuing operations	$(1.07)	$(0.38)	$(1.71)	$0.24	$(1.52)	$0.24
Net income (loss) available to common shareholders	$(1.07)	$(0.38)	$(1.71)	$0.24	$(1.52)	$(0.06)
Earnings per share—diluted
Net income (loss) from continuing operations	$(1.07)	$(0.38)	$(1.71)	$0.24	$(1.52)	$0.24
Net income (loss) available to common shareholders	$(1.07)	$(0.38)	$(1.71)	$0.24	$(1.52)	$(0.06)
Cash dividends declared per share	$0.075	$0.125	$0.200	$0.250	$0.450	$0.670
Average number of common shares outstanding
Basic	23,308	18,519	20,375	18,422	19,933	18,365
Diluted	23,308	18,519	20,375	18,452	19,933	18,365

(a)
Minority interest—dividends on trust preferred securities was zero for the three months ended September 30, 2003 due to the adoption of a new accounting pronouncement (SFAS 150). All dividends on trust preferred securities incurred after July 1, 2003 are reflected in interest expense. All dividends on trust preferred securities incurred prior to July 1, 2003 are reflected in minority interest—dividends on trust preferred securities.

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003	2002	2003	2002
Business Segment Information
Operating revenues
Gas Distribution	$48,936	$40,474	$319,870	$242,281	$442,300	$343,567
Construction Services	25,860	33,868	60,836	95,973	84,117	128,784
Information Technology Services	2,253	2,510	6,675	7,088	9,205	9,755
Propane,Pipelines and Storage	1,198	1,097	5,439	4,751	7,746	6,787
Corporate and Other (includes intercompany eliminations)	(5,013)	(5,256)	(12,957)	(15,389)	(17,244)	(21,661)

Total operating revenues	$73,234	$72,693	$379,863	$334,704	$526,124	$467,232

Operating income (loss) (b) (c)
Gas Distribution	$1,047	$(690)	$37,648	$38,037	$58,687	$57,682
Construction Services	(21,179)	578	(26,700)	1,207	(29,906)	(2,724)
Information Technology Services	81	48	458	367	693	445
Propane, Pipelines and Storage	194	227	1,415	1,217	2,144	1,735
Corporate and Other (includes intercompany eliminations)	(1,037)	(509)	(2,449)	(2,214)	(3,151)	(6,082)

Total operating income	$(20,894)	$(346)	$10,372	$38,614	$28,467	$51,056

Depreciation and amortization expense
Gas Distribution	$6,346	$6,354	$19,168	$19,047	$25,463	$25,618
Construction Services	1,972	1,990	6,057	5,998	8,108	8,050
Information Technology Services	175	152	515	418	683	650
Propane, Pipelines and Storage	218	233	767	695	1,003	942
Corporate and Other	87	105	242	329	342	429

Total depreciation and amortization expense	$8,798	$8,834	$26,749	$26,487	$35,599	$35,689

Operating Statistics
Gas distribution:
Volumes sold (MMcf)	5,471	5,367	46,016	43,574	67,499	64,039
Volumes transported (MMcf)	12,467	10,213	35,065	33,203	46,783	44,796
Number of customers at end of period	384,930	377,845	384,930	377,845	384,930	377,845
Weather statistics:
Degree days
Alaska	835	820	5,811	6,492	8,711	10,579
Michigan	178	97	4,825	4,140	7,353	6,112
Percent colder (warmer) than normal
Alaska	(8.5)%	(11.1)%	(10.5)%	(.7)%	(14.1)%	3.3%
Michigan	(3.8)%	(44.6)%	10.0%	(5.4)%	9.2%	(9.7)%
Propane Distribution:
Gallons sold (in thousands)	479	440	3,141	2,826	4,808	4,182
(b)
Operating income for the three, nine and twelve months ended September 30, 2003 includes non-cash charges of $20.5 million for the impairment of goodwill and equipment at the Construction Services Business.

(c)
Operating income for the twelve months ended September 30, 2002 includes restructuring charges and impairment charges of $6.1 million.

QuickLinks

  Exhibit 99.1 NEWS RELEASE
SEMCO ENERGY REPORTS THIRD QUARTER 2003 RESULTS Announces Intention to Sell Construction Services Business Revises Previous Earnings Guidance
SEMCO ENERGY, INC. News Release Statistics (Unaudited) (in thousands, except per share amounts)
SEMCO ENERGY, INC. News Release Statistics (Unaudited) (dollars in thousands, except per share amounts)